Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Third Quarter Results

Miami, FL, November 10, 2006 – Quipp, Inc. (Nasdaq: QUIP) reported that its third quarter operating results reflect adverse conditions in the newspaper industry. Published reports have detailed accelerating declines in newspaper circulation totals, and disappointing newspaper advertising revenues, which have resulted in continued constraints in capital spending for post-press material handling equipment and systems by newspaper publishers.

Largely as a result of these factors, Quipp’s third quarter 2006 net loss was $187,000 ($0.13 per basic and fully diluted share) compared to net income of $442,000 ($0.31 per basic and fully diluted share) during the same period of a year ago. Net sales for the third quarter amounted to $6,400,000, reflecting a 9% decline from the $7,069,000 reported for last year’s comparable period.

For the nine months ended September 30, 2006, Quipp generated a net loss of $113,000 ($0.08 per basic and fully diluted share) compared to net income of $727,000 ($0.51 per basic and fully diluted share) in the first nine months of 2005. Year-to-date net sales through the end of September totaled $20,286,000 in 2006, down slightly from the $20,784,000 recorded during the same nine months of last year.

Michael Kady, Quipp’s President and Chief Executive Officer, stated:  “Most newspaper publishers have begun to redefine their business models in an effort to compete more effectively for advertising revenues. In addition to creating a wider variety of printed products that target specific demographic readers, newspapers have been shifting some capital expenditures to non-print-on-paper products such as online video-on-demand. We believe that as a result of these trends, new orders for Quipp products have been significantly below our expectations for the current year.

“Despite these fundamental changes, however, newspapers in general continue to be profitable and produce positive cash flow. It has been reported that U.S. newspaper print advertising revenues amount to more than $50 billion per year, and newspapers still represent the second largest advertising medium, behind only direct mail. In addition, we believe that the continued viability of the newspaper business is demonstrated by the amounts recently paid to acquire individual newspapers and newspaper groups. In our opinion, newspaper publishers will continue to invest in the segment of their business that produces the greatest portion of their profits, which will provide many future opportunities for Quipp.”

New orders booked during the third quarter of 2006 amounted to $4,297,000 compared to $7,924,000 in the same period of last year. Through the first nine months of the current year, new orders totaled $13,255,000, reflecting a 22% decline from last year’s $16,923,000 during the same period. Quipp’s order backlog was valued at $6,775,000 at September 30, 2006 compared to $9,732,000 a year ago and $13,524,000 at December 31, 2005.

Mr. Kady added:  “Third quarter gross profit margins were adversely affected by unfavorable factory overhead absorption variances related to lower than planned production volume at our Miami facility. Also, margins for the nine month period reflect the costs associated with the closure of the Newstec plant in Walpole, Massachusetts in February of this year.

“Three-month and nine-month comparisons to 2005 are affected by two events that had a favorable impact on 2005 results. In the third quarter of 2005, we settled a matter with the Export-Import Bank of the United States resulting in a $235,000 credit to SG&A expense. Also in the third quarter of last year, net income was increased by approximately $250,000 due to the adjustment of our state income tax accrual resulting from favorable settlements of state tax liabilities.”

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(000’s omitted, except per share data)
Net Sales	$6,400	$7,069	$20,286	$20,784

Net (Loss) Income	$(187)	$442	$(113)	$727

Basic and diluted (loss) earnings per share	$(0.13)	$0.31	$(0.08)	$0.51

Cash and cash equivalents totaled $3,225,000 at September 30, 2006 compared to $5,865,000 at December 31, 2005. This reduction is primarily due to lower installment payment collections as a result of the reduced volume of incoming orders.

Quipp’s 2005 acquisition of Newstec resulted in significantly higher non-cash amortization charges than was previously the case. Following the Newstec acquisition, Quipp began reporting EBITDA (earnings before interest, taxes, depreciation and amortization), principally to illustrate the impact of the non-cash amortization charges on reported net income. The following table provides a reconciliation of net (loss) income to EBITDA for the three-month and nine-month periods ending September 30, 2006 and 2005. Management believes that the presentation of EBITDA will be helpful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(000’s omitted)
Net (Loss) Income	$(187)	$442	$(113)	$727

Add (Deduct):
Net Interest Income	(45)	(37)	(116)	(126)
Income Taxes	(36)	(136)	27	53
Depreciation and Amortization	125	60	324	179
Intangible Amortization	130	81	391	139

EBITDA	$(13)	$410	$513	$972

Quipp, Inc., through its subsidiaries, Quipp Systems, Inc. and Newstec, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.